Exhibit 10.47

LUMINEX CORPORATION
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT is made by and between Pat Balthrop (the “Executive”) and Luminex Corporation, a Delaware corporation (the “Company”) effective as of December _____, 2012 (the “Amendment Effective Date”).

WITNESSETH:

WHEREAS, the Company entered into an Employment Agreement (the “Employment Agreement”) with the Executive dated as of May 15, 2004;

WHEREAS, the Employment Agreement was previously amended for technical changes required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company and the Executive desire to further amend the Employment Agreement to make changes required by subsequent guidance under Section 409A, including Internal Revenue Service Notices 2010-6 and 2010-80.

NOW, THEREFORE, for the reasons set forth above, the Company and the Executive hereby amend the Employment Agreement as follows:

1.	Section 2.2.4 is amended to provide as follows:

“2.2.4    Termination by Reason of Incapacity. If, during the Term, Executive shall become Permanently Disabled (defined below), Luminex may terminate Executive's employment with Luminex effective on the earliest date permitted under applicable law, if any, and such termination shall be deemed “Termination by Reason of Incapacity”. Upon termination of employment under this Section, Executive shall be paid (i) within three (3) business days following the effective date of termination the amount of the Accrued Obligations; (ii) the Accrued Bonus, if any, at the same time at which other executives of Luminex receive their annual bonus in respect of the calendar year in which termination occurred; and (iii) all severance compensation provided in Section 4.2. As used herein, Executive shall be deemed “Permanently Disabled” if Executive is (i) collecting long-term disability payments under a long-term disability plan established for the benefit of Luminex's employees or executives generally or a reasonably similar plan so long as such plan utilizes a definition of “disability” provided for in Section 1.409A-3(i)(4) of the Treasury Regulations (“Section 409A Definition of Disability”) or (ii) if, and only if, no such long-term disability plan is in effect at the time of determination or such plan fails to utilize a Section 409A Definition of Disability, an independent physician selected by Luminex and reasonably acceptable to Executive makes a written determination that Executive is unable to engage in any substantial gainful activity, despite his best efforts, by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuing period of not less than 12 months. The determination of any selected independent physician is final and binding on the parties and shall be made after taking into account such competent medical evidence as shall be presented to the independent physician by Executive and/or Luminex or by any physician or group of physicians or other competent medical experts employed by Executive and/or Luminex to advise such independent physician, and in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).”

2.	Section 3.3 is amended to provide as follows:

“3.3    Change in Control. In the event that both (i) a Change in Control (defined below) of Luminex occurs during the Term and (ii) Executive's employment with Luminex (or, as applicable, its successor in interest) terminates for any reason (including without limitation an Actual Voluntary Termination by Executive) at any time within six (6) months following the occurrence of the Change in Control of Luminex, in lieu of any Severance Compensation then owed or that otherwise would be owed in the future to Executive under Section 4 of this Agreement, Luminex (or its successor in interest) shall pay Executive both the Accrued Obligations and a lump sum payment (the “Change in Control Payment”) in an aggregate amount equal to the sum of (i) the Bonus Amount (defined below), plus (ii) an amount equal to Executive's annual Base Salary (at the highest rate in effect during the period beginning six months immediately prior to the effective date of the Change in Control through the date of termination) within three (3) business days after the termination of Executive's employment. In addition, following the payment of the Change in Control Payment, Luminex shall also pay Executive the Accrued Bonus, if any, at the same time at which other executives of Luminex receive their annual bonus in respect of the calendar year in which termination occurred. In the interest of clarity, Luminex and Executive agree that, upon the termination of Executive's employment at any time within six (6) months following the occurrence of the Change in Control of Luminex, the provisions of Sections 4.1, 4.2, 4.3, 4.4, and 4.6 shall automatically be deemed null and void and shall not apply with respect to any termination of Executive's employment (whether such termination is effected in connection with the Change in Control of Luminex or at any time in the future following the Change in Control of Luminex), and under no circumstances shall Luminex ever be obligated to pay Executive both a Change in Control Payment and Severance Compensation under Section 4. For purposes of this Agreement, a “Change in Control” of Luminex shall be deemed to have occurred if, after the date of this Agreement:

(A)
any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than an Approved Person (as defined below)) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a majority of the then outstanding Common Stock of Luminex (“Common Stock”) (such Person, an “Acquiring Person”); or

(B)
Luminex merges or consolidates with any other corporation or other entity, in each case other than a merger or consolidation which results in the voting securities of Luminex outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of Luminex or such surviving entity outstanding immediately after such merger or consolidation; or

(C)	Luminex sells or disposes of all or substantially all of Luminex's assets in one transaction or a series of related transactions; or

(D)
Luminex files a periodic or current report or proxy statement with the Securities and Exchange Commission (the “SEC”) disclosing that a “change in control” (as such term is used in Item 1 of Form 8-K promulgated by the SEC) of Luminex has occurred; or

(E)
If, as a result of nominations made by a person or group other than the Board of Directors of Luminex, individuals who prior to such nominations constitute the Directors of Luminex cease for any reason to constitute at least a majority thereof within the two year period following such nominations.

Notwithstanding the foregoing, to the extent that (i) any payment or vesting of an equity award under this Agreement is payable or becomes vested solely upon or following the occurrence of a Change in Control and (ii) such payment or vesting event is treated as “deferred compensation” for purposes of Section 409A of the Code, a Change in Control shall mean a “change in the ownership of Luminex,” a “change in the effective control of Luminex” or a “change in the ownership of a substantial portion of the assets of Luminex” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

As used in this Agreement, “Approved Person” means (1) an employee benefit plan of Luminex (or a trustee or other fiduciary holding securities for such a plan), or (2) a corporation owned, directly or indirectly, by the stockholders of Luminex in substantially the same proportions as their ownership of stock of Luminex, or (3) a Person not less than a majority of whose voting securities are Beneficially Owned by Luminex after giving effect to the transaction.

As used in this Agreement, “Bonus Amount” means the annual bonus (if any) paid or payable for the last full year for which a bonus has been paid or remains payable.

Any options (“Options”) granted (including without limitation Options that may be granted in the future) and restricted stock (“Restricted Stock”) issued (including without limitation Restricted Stock that may be issued in the future) to Executive pursuant to any incentive plan of Luminex shall immediately vest upon a Change in Control. Luminex shall take no action to facilitate a transaction involving a Change in Control, including without limitation redemption of any rights issued pursuant to any rights agreement, unless it has taken such action as may be necessary to ensure that Executive has the opportunity to exercise all Options he may then hold, and obtain certificates containing no restrictive legends in respect of any Restricted Stock he may then hold, at a time and in a manner that shall give Executive the opportunity to sell or exchange the securities of Luminex acquired upon exercise of his Options and upon receipt of unrestricted certificates for shares of Common Stock in respect of his Restricted Stock, if any (collectively, the “Acquired Securities”), at the earliest time and in the most advantageous manner any holder of the same class of securities as the Acquired Securities is able to sell or exchange such securities in connection with such Change in Control. Luminex acknowledges that its covenants in the preceding sentence (the “Covenants”) are reasonable and necessary in order to protect the legitimate interests of Luminex in maintaining Executive as one of its employees and that any violation of the Covenants by Luminex would result in irreparable injuries to Executive, and Luminex therefore acknowledges that in the event of any violation of the Covenants by Luminex or its directors, officers or employees, or any of their respective agents, Executive shall be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief in order to (i) obtain specific performance of the Covenants, (ii) obtain specific performance of the exercise of his Options, delivery of certificates containing no restrictive legends in respect of his Restricted Stock and the sale or exchange of the Acquired Securities in the advantageous manner contemplated above or (iii) prevent violation of the Covenants; provided nothing in this Agreement shall be deemed to prejudice Executive's rights to damages for violation of the Covenants. In the event that the terms of any separate written agreement concerning Options granted or Restricted Stock issued to Executive conflict with the terms of this paragraph, the terms of this paragraph shall control.”

3.	Section 4.6 is amended to provide as follows:

“4.6    Conditions to Payment; Sole Remedy. Executive shall not be entitled to receive any compensation or other payment pursuant to Sections 4.1, 4.2 or 4.4 unless Executive shall have executed and delivered to Luminex a release substantially in the form attached hereto as Exhibit “B” (the “Release”) following receipt of such Release from Luminex and all revocation and waiting periods applicable to such Release have expired (if Luminex fails to sign such Release, then such revocation and waiting periods shall not apply), in each instance, prior to the expiration of the Severance Delay Period (as defined below). In addition, in the event that Executive breaches any of the restrictive covenants set forth in Article 5 at any time, Luminex shall be entitled to discontinue any compensation or other payments pursuant to Sections 4.1, 4.2 or 4.4 (provided, however, that if it is finally determined by a court of competent jurisdiction or an arbitrator that Luminex asserted in bad faith that Executive breached any of the restrictive covenants set forth in Article 5, the payments of the Severance Compensation shall be extended for two months for each calendar month that payments were delayed). The compensation to be paid to Executive pursuant to Sections 4.1, 4.2, 4.3 or 4.4 shall represent the sole and exclusive remedy of Executive in connection with the termination of his employment and this Agreement upon a Termination Other Than for Cause, a Termination by Reason of Incapacity, a termination in connection with Executive's death, or a refusal by Luminex to extend this Agreement beyond the Term and any extensions thereof. In the event that Luminex shall terminate Executive for Cause, Executive shall not be eligible to receive any compensation or other payment pursuant to Sections 4.1, 4.2 or 4.4 and Executive shall not be required to sign the Release. For purposes of the agreement, Severance Delay Period means the sixty (60) day period immediately following the Executive's termination date. The Executive acknowledges that his failure to timely execute and return the Release or the failure of all revocation periods to end prior to the expiration of the Severance Delay Period will result in his forfeiture of the Severance Compensation.”

4.	Section 4.7 is amended to provide as follows:

“4.7 Definition of Severance Compensation. As used in this Agreement, “Severance Compensation” means an amount equal to the sum of (i) the Bonus Amount, plus (ii) an amount equal to the greater of (A) Executive's annual Base Salary (at the highest rate in effect for the six month period immediately prior to the date of termination) or (B) the amount of Base Salary that would have been paid to Executive over the remainder of the Term, assuming that Luminex would have provided Executive with written notice of Luminex's intent not to renew this Agreement at the earliest possible time in accordance with Section 2.1. The Severance Compensation shall be paid in semi-monthly installments for a period of twelve (12) months from the date of termination (the “Severance Period”). Notwithstanding the forgoing, the payment of Severance Compensation under Sections 4.1, 4.2 and 4.4 shall commence on the 60th day following the Executive's termination date (the “Initial Payment Date”) and Severance Compensation scheduled to be made during the Severance Delay Period shall be accrued and paid on the Initial Payment Date with any remaining Severance Compensation continuing for the remainder of the Severance Period hereunder. In addition, as part of the Severance Compensation, Luminex also shall pay (until the earlier of (A) the first annual anniversary of the termination of this Agreement or (B) the date that Executive is eligible to be covered under a comparable or more favorable health plan of another Person) (i) COBRA payments in respect of the continuation of health benefits for Executive, his spouse and his children and (ii) payments to fund dental coverage for Executive, his spouse and his children comparable to the dental coverage that they would have received if Executive had continued as an employee of Luminex.”

5.	Section 4.8, as added by the first amendment to the Employment Agreement, is amended to provide as follows:

“4.8    Section 409A.

(a)    It is intended that that the payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if (i) on the date of Executive's “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), Executive is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of Luminex, as determined in accordance with Luminex's “specified employee” determination procedures, and (ii) any payments to be provided to the Executive pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A of the Code and are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive's “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive's death. Any payments delayed pursuant to this Section 4.8(a) shall be made in a lump sum on the first day of the seventh month following Executive's “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive's death and any remaining payments shall be paid according to the schedule otherwise applicable to the payments.

(b)    Notwithstanding any other provision to the contrary, a termination of employment with Luminex shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from Luminex within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)    To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive's employment under this Agreement (including any reimbursements or gross-ups under Sections 3.4.2.1, 3.4.2.2, 3.4.2.3, 3.4.2.5 or 8.5 hereof) or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, then such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations (or Section 1.409A-3(i)(1)(v) of the Treasury Regulations, as applicable), including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

    (d)    Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(e)    For the avoidance of doubt, any payment due under this Agreement within a period following Executive's termination of employment or other event, shall be made on a date during such period as determined by the Company, in its sole discretion.”

1Certain Definitions. Capitalized terms used in this Amendment not otherwise defined herein shall have the same meaning as set forth in the Employment Agreement.

2Counterparts. This Amendment may be executed in counterparts, each of which shall be an original but all of which shall constitute but one document.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first stated above.

LUMINEX CORPORATION

By:    _________________________________
Its:    _________________________________

________________________________________
Pat Balthrop